Exhibit 99.1

PAB Bankshares, Inc. 3250 North Valdosta Road P.O. Box 3460 Valdosta, Georgia 31604-3460 Phone: 229-241-2775 Fax: 229-241-2774 Website: www.pabbankshares.com	NEWS RELEASE September 9, 2009

PAB Bankshares, Inc.

Announces $13.4 Million Private Placement of Capital

VALDOSTA, GA.: PAB Bankshares, Inc. (NASDAQ: PABK), the parent company for The Park Avenue Bank, announced today that it completed a private placement of approximately $13.4 million of additional capital that will be used to support the operations of the Bank. “We are pleased to announce the completion of this private placement of capital. This additional capital will strengthen our balance sheet and allow us to continue to serve the financial needs of our communities during this economic downturn,” stated Company President and CEO Jay Torbert. “These investors include all of our directors and executive officers and many others who currently do business with the Bank. Their confidence in our Company solidifies our resolve to address our non performing assets and to focus on building long-term value for our shareholders,” added Torbert.

The private placement was issued through two newly-created classes of preferred stock. The issuance of preferred stock announced today includes $8.3 million of the previously announced Series A preferred stock that has been held in escrow since March 5, 2009, along with additional investor funds of $5.1 million sold in Series B preferred stock. As a result of shareholder approval which was obtained at our 2009 Annual Meeting of Shareholders held on June 23, 2009, both classes of the preferred stock will be immediately converted into shares of the Company’s common stock at a conversion price of $3.00 per share. Also, upon conversion, the investors will receive warrants to purchase additional shares of common stock equal to 30% of the aggregate value of their investment. The warrants will be exercisable for a term of seven years at an exercise price of $3.75 per share. Sandler O’Neill & Partners, L.P. served as placement agent and financial advisor for the Company and Troutman Sanders LLP provided legal advice to the Company in this transaction.

Based on June 30, 2009 figures, this additional capital will increase the Company’s Total Risk Based Capital Ratio from 10.8% to 12.2%, the Company’s Tier 1 Risk Based Capital Ratio from 9.8% to 11.0%, and the Company’s Tier 1 Leverage Ratio from 7.1% to 8.1%. The Company’s outstanding number of common shares will increase from 9,324,407 to 13,795,051 and our tangible book value will decrease from $8.84 per share to $6.95 per share.

About PAB
The Company is a $1.28 billion bank holding company headquartered in Valdosta, Georgia, and its sole operating subsidiary is The Park Avenue Bank. Founded in 1956, the Bank operates through 18 branch offices and two loan production offices in 13 counties in Georgia and Florida. Additional information on the Bank’s locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com. The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol PABK. More information on the Company is available on the Internet at www.pabbankshares.com.

Cautionary Note to Investors Regarding Forward-Looking Statements
Certain matters set forth in this news release are “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements regarding our anticipated capital ratios and our ability to address the challenges facing the Company, and are based upon management’s beliefs as well as assumptions made based on data currently available to management. When words like “anticipate”, “believe”, “intend”, “plan”, “expect”, “estimate”, “could”, “should”, “will” and similar expressions are used, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance, and a variety of factors could cause the Company’s actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements including our ability to maintain our anticipated capital ratios and our ability to address the challenges facing the Company, and those other risks and factors discussed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q as filed with the Securities and Exchange Commission.. The Company undertakes no obligation to revise these statements following the date of this press release.

Contact:	Nicole S. Stokes, Senior Vice-President & Chief Financial Officer
(229) 241-2775, ext. 1718
nicoles@parkavebank.com